Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Fourth Quarter and Full Year 2017 Financial Results

Announces Total 2017 Investment Activity of $1.4 Billion

Expands Portfolio to more than $4.2 Billion in Total Real Estate Assets

Fourth Quarter Highlights:

•	Reported fourth quarter 2017 total revenue of $97.3 million, up 32.1% year-over-year.

•
Generated fourth quarter net income per share and OP unit of $0.05 on a fully diluted basis, compared to net income per share and OP unit of $0.06 on a fully diluted basis in the same period last year.

•	Generated fourth quarter normalized funds from operations (FFO) of $0.27 per share and OP unit on a fully diluted basis, consistent with the same period last year.

•
Completed fourth quarter investments of approximately $387.6 million, which consisted of 11 healthcare facilities, including the remaining controlling interest in one facility, totaling 1,047,908 leasable square feet.

•	Issued $350.0 million of public senior notes on December 1, 2017, with a maturity of 10 years and a coupon rate of 3.95%.

•	Declared a quarterly dividend of $0.23 per share and OP unit for the fourth quarter 2017, paid January 18, 2018.

•	Portfolio was 96.6% leased based on square footage as of December 31, 2017.

•
Increased gross leasable square footage by 7.9% in the fourth quarter 2017 to 13,996,802 square feet across 280 healthcare properties from 12,969,653 square feet across 270 healthcare properties as of September 30, 2017.

•	Same-Store Cash Net Operating Income (NOI) growth was 3.0% year over year.

Subsequent Events Highlights:

•	Closed an additional $100.7 million of investments subsequent to the quarter ended December 31, 2017.

•	Disposed of one property for $1.4 million, which resulted in no gain or loss.

Milwaukee, WI - February 28, 2018 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the fourth quarter ended December 31, 2017.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “Physicians Realty Trust delivered another year of value-creating growth in 2017, increasing our portfolio of quality medical office facilities to over $4.2 billion in gross asset value. We believe the $1.4 billion of investments completed during the year are some of our most impressive to date, demonstrating the unique value provided to our shareholders by our experienced management team, disciplined acquisition strategy, and health system partnerships.”

“Our consistent approach in acquiring high-quality medical office properties, occupied by the highest quality health systems, and managed by a team that understands healthcare’s needs, continues to produce outstanding results. Following our 2017 investments, the Physicians Realty Trust portfolio includes nearly 14 million leasable square feet of healthcare real estate at industry leading occupancy rates, with nearly half of that space being leased to an investment grade entity or subsidiary. Our best in class asset management team continues to set the standard for medical office management, delivering outstanding year-over-year same-store cash NOI growth of 3.0%. We look forward to sharing more about our latest investments and quarterly results, as we continue to execute upon our proven strategy to build long-term value for our shareholders,” Mr. Thomas concluded.

Fourth Quarter Financial Results

Total revenue for the fourth quarter ended December 31, 2017 was $97.3 million, an increase of 32.1% from the same period in 2016. As of December 31, 2017, the portfolio was 96.6% leased.

Total expenses for the fourth quarter 2017 were $87.8 million, an increase of 34.9% from the same period in 2016. The increase in expenses was primarily the result of a $9.3 million increase in depreciation and amortization, a $5.6 million increase in interest expense, and a $5.0 million increase in operating expenses.

Net income for the fourth quarter 2017 increased to $10.2 million, compared to net income of $8.6 million for the fourth quarter 2016, an increase of 18.2%.

Net income attributable to common shareholders for the fourth quarter 2017 was $9.5 million. Diluted earnings per share was $0.05 based on 185.3 million weighted average common shares and OP units outstanding.

Funds from operations (FFO) for the fourth quarter 2017 consisted of net income, less $0.1 million of net income attributable to noncontrolling interests for partially owned properties, less $0.2 million of preferred distributions, plus $36.1 million of depreciation and amortization, less $0.1 million of depreciation and amortization expense for partially owned properties, less $0.6 million of gain on sale of an investment property, plus $1.0 million of impairment loss, resulting in $0.25 per diluted share. Normalized FFO, which adjusts for $3.9 million of acquisition expenses and $0.5 million of net changes in fair value, was $49.6 million, or $0.27 per diluted share.

Normalized funds available for distribution (FAD) for the fourth quarter 2017, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases, amortization of assumed debt, amortization of lease inducements, amortization of deferred financing costs, recurring capital expenditures, and seller master lease and rent abatement payments, was $44.2 million for the fourth quarter 2017.

Our same-store portfolio, which includes 218 properties representing approximately 67.6% of our net leasable square footage, generated year-over-year Same-Store NOI growth of 3.0% for the fourth quarter 2017. Same-Store data for the fourth quarter 2017 excludes 10 assets slated for disposition and the Kennewick MOB.

Assets Slated for Disposition

We consider 10 properties in four states, representing an aggregate of approximately 391,014 square feet of gross leasable area, to be slated for disposition as of December 31, 2017. These assets include five assets leased to entities who have succeeded to the interests of certain Foundation Healthcare, Inc. affiliates (“Former Foundation Assets”) and five additional properties which we believe no longer meet our core business strategy from a size, age, geography, or line of business perspective.

Other Recent Events

Dividend Paid

On December 21, 2017, our Board of Trustees authorized and declared a cash distribution of $0.23 per common share for the quarterly period ended December 31, 2017. The distribution was paid on January 18, 2018 to common shareholders and OP Unit holders of record as of the close of business on January 3, 2018.

Fourth Quarter Investment Activity

In the quarter ended December 31, 2017, the Company completed 11 property acquisitions, including the remaining controlling interest in one facility, representing an aggregate of 1,047,908 net leasable square feet for an aggregate purchase price of approximately $387.4 million. Total investment activity for the quarter was approximately $387.6 million.

On December 18, 2017, we sold one medical office building totaling 20,939 square feet in Nebraska for approximately $2.5 million and recorded a gain on the sale of approximately $0.7 million.

Recent Investment Activity

Since December 31, 2017, the Company has acquired two medical office facilities and funded one loan transaction for an aggregate investment activity of approximately $100.7 million and disposed of one property for $1.4 million, resulting in no gain or loss. The acquisitions are described below.

Hazelwood Medical Commons - On January 9, 2018, the Company closed the acquisition of a 147,885 square foot medical office facility in Maplewood, Minnesota, for a purchase price of approximately $70.7 million. This multi-tenant facility opened in October 2017 and is 90.3% leased. Services provided in this facility consist of a family clinic, urgent care, an onsite lab, a pharmacy, and a dedicated surgery center. This state-of-the-art facility is located across from the Fairview Health System (Moody’s: “A2”) St. John’s Hospital Campus which anchors and occupies 75.6% of the facility both directly and through affiliates. The first year unlevered yield on this investment is expected to be approximately 5.3%. Hazelwood Medical Commons opened in September 2017 and was named the 2017 Medical Office Development of the Year in the United States with over 100,000 rentable square feet by Healthcare Real Estate Insights (“HREI”).

Lee's Hill Medical Plaza - On January 23, 2018, the Company closed the acquisition of a 72,255 square foot medical office facility in Fredericksburg, Virginia for a purchase price of approximately $28.0 million. The multi-tenant facility is 88.5% leased with 50.5% leased to Mary Washington Healthcare System (Moody’s: “Baa1”). Mary Washington operates a wide range of medical specialties including a free-standing emergency department, a comprehensive medical image practice, outpatient laboratory services, a wound center, and administrative support. The first year unlevered yield on this investment is expected to be approximately 6.0%.

Conference Call Information

The Company has scheduled a conference call on February 28, 2018, at 10:00 a.m. ET to discuss its financial performance and operating results for the fourth quarter and full year ended December 31, 2017. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Fourth Quarter Earnings Call or passcode: 13674802. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning February 28, 2018, at 1:00 p.m. ET until March 28, 2018, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13674802. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning February 28, 2018, the Company’s supplemental information package for the fourth quarter 2017 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of December 31, 2017, owned approximately 97.1% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by the Company with the Commission on February 24, 2017 and in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017, and September 30, 2017 filed by the Company with the Commission on May 5, 2017, August 4, 2017, and November 3, 2017 respectively.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Rental revenues	$73,158	$55,923	$259,673	$186,301
Expense recoveries	21,861	14,059	75,425	45,875
Interest income on real estate loans and other	2,301	3,692	8,486	8,858
Total revenues	97,320	73,674	343,584	241,034
Expenses:
Interest expense	13,723	8,088	47,008	23,864
General and administrative	6,112	4,433	22,957	18,397
Operating expenses	26,956	22,005	97,035	65,999
Depreciation and amortization	36,128	26,811	125,159	86,589
Acquisition expenses	3,913	3,747	16,744	14,778
Impairment loss	965	—	965	—
Total expenses	87,797	65,084	309,868	209,627
Income before equity in income of unconsolidated entities and gain on sale of investment properties:	9,523	8,590	33,716	31,407
Equity in income of unconsolidated entities	98	30	183	115
Gain on sale of investment properties	566	—	5,874	—
Net income	10,187	8,620	39,773	31,522
Net income attributable to noncontrolling interests:
Operating Partnership	(313)	(196)	(1,136)	(825)
Partially owned properties	(112)	(163)	(491)	(716)
Net income attributable to controlling interests	9,762	8,261	38,146	29,981
Preferred distributions	(226)	(436)	(731)	(1,857)
Net income attributable to common shareholders:	$9,536	$7,825	$37,415	$28,124
Net income per share:
Basic	$0.05	$0.06	$0.23	$0.22
Diluted	$0.05	$0.06	$0.23	$0.22
Weighted average common shares:
Basic	179,683,948	135,581,976	163,123,109	126,143,114
Diluted	185,273,236	139,602,349	168,231,299	130,466,893

Dividends and distributions declared per common share and OP Unit	$0.230	$0.225	$0.915	$0.900

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2017	December 31, 2016
ASSETS
Investment properties:
Land and improvements	$217,695	$189,759
Building and improvements	3,568,858	2,402,643
Tenant improvements	23,056	14,133
Acquired lease intangibles	458,713	301,462
	4,268,322	2,907,997
Accumulated depreciation	(300,458)	(181,785)
Net real estate property	3,967,864	2,726,212
Real estate loans receivable	76,195	39,154
Investment in unconsolidated entities	1,329	2,258
Net real estate investments	4,045,388	2,767,624
Cash and cash equivalents	2,727	15,491
Tenant receivables, net	9,966	9,790
Other assets	106,302	95,187
Total assets	$4,164,383	$2,888,092
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$324,394	$643,742
Notes payable	966,603	224,330
Mortgage debt	186,471	123,083
Accounts payable	11,023	4,423
Dividends and distributions payable	43,804	32,179
Accrued expenses and other liabilities	56,405	42,287
Acquired lease intangibles, net	15,702	9,253
Total liabilities	1,604,402	1,079,297

Redeemable noncontrolling interest - Series A Preferred Units (2016) and partially owned properties	12,347	26,477

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 181,440,051 and 135,966,013 common shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	1,814	1,360
Additional paid-in capital	2,772,823	1,920,644
Accumulated deficit	(315,417)	(197,261)
Accumulated other comprehensive income	13,952	13,708
Total shareholders’ equity	2,473,172	1,738,451
Noncontrolling interests:
Operating Partnership	73,844	43,142
Partially owned properties	618	725
Total noncontrolling interests	74,462	43,867
Total equity	2,547,634	1,782,318
Total liabilities and equity	$4,164,383	$2,888,092

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended December 31,
	2017	2016
Net income	$10,187	$8,620
Earnings per share - diluted	$0.05	$0.06

Net income	10,187	8,620
Net income attributable to noncontrolling interests - partially owned properties	(112)	(163)
Preferred distributions	(226)	(436)
Depreciation and amortization expense	36,092	26,787
Depreciation and amortization expense - partially owned properties	(121)	(163)
Gain on the sale of investment properties	(566)	—
Impairment loss	965	—
FFO applicable to common shares and OP Units	$46,219	$34,645
FFO per common share and OP Unit	$0.25	$0.25
Net change in fair value of derivative	(10)	(173)
Acquisition expenses	3,913	3,747
Net change in fair value of contingent consideration	(476)	—
Normalized FFO applicable to common shares and OP Units	$49,646	$38,219
Normalized FFO per common share and OP Unit	$0.27	$0.27

Normalized FFO applicable to common shares and OP Units	49,646	38,219
Non-cash share compensation expense	1,357	944
Straight-line rent adjustments	(5,034)	(4,070)
Amortization of acquired above/below-market leases/assumed debt	944	568
Amortization of lease inducements	344	285
Amortization of deferred financing costs	568	529
TI/LC and recurring capital expenditures	(3,858)	(2,551)
Seller master lease and rent abatement payments	240	254
Normalized FAD applicable to common shares and OP Units	$44,207	$34,178

Weighted average number of common shares and OP Units outstanding	185,273,236	139,602,349

	Three Months Ended December 31,
	2017	2016
Net income	$10,187	$8,620
General and administrative	6,112	4,433
Acquisition expenses	3,913	3,747
Depreciation and amortization	36,128	26,811
Interest expense	13,723	8,088
Net change in the fair value of derivative	(10)	(173)
Gain on sale of investment property	(566)	—
Impairment loss	965	—
NOI	$70,452	$51,526

NOI	$70,452	$51,526
Straight-line rent adjustments	(5,034)	(4,070)
Amortization of acquired above/below-market leases/assumed debt	944	568
Amortization of lease inducements	344	285
Seller master lease and rent abatement payments	240	254
Change in fair value of contingent consideration	(476)	—
Cash NOI	$66,470	$48,563

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI and Same-Store Cash NOI, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition expenses, acceleration of deferred financing costs, write off contingent consideration, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash share compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties before general and administrative expenses, acquisition-related expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items. Other non-cash and normalizing items include items such as the amortization of lease inducements, payments received from seller master leases and rent abatements, and write-offs of contingent consideration. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.